Exhibit 10.3

Binding Term Sheet - Equity Investment (JMIR)

Confidential

This Binding Term Sheet - Equity Investment (JMIR) (this “Binding Term Sheet”), dated as of October 15th, 2014, is between 杭州中翰盛泰医疗器械有限公司HANGZHOU Joinstar Medical INSTRUMENT & REAGENT Co., Ltd., having its registered address at Floor 1, Building 3, #519 Xingguo RD, Qianjiang Economic Development Zone, Hangzhou, Zhejiang Province (“JMIR”), and Response Biomedical Corp., having its principle address at 1781-75th Avenue W., Vancouver, B.C., Canada V6P 6P2 (“Response”), and sets forth the terms with respect to the investment in Response equity by JMIR. This Binding Term Sheet is intended to be a binding agreement between the parties until such time as the parties enter into Subscription Agreement that more fully state the agreements between the parties with respect to the transactions described herein.

The parties agree to use all reasonable efforts to complete negotiation and execution of the definitive Equity Purchase Documents and transfer funds and close the equity purchase (“Equity Closing”) no later than 3 months of execution of this Binding Term Sheet. If the Equity Closing has not occurred within such period, then Response may suspend activities under Technology Development Agreement (and the timeline previously agreed by the parties shall be postponed accordingly). If the Equity Closing has not occurred within 6 months of execution of this Binding Term Sheet, then the Technology Development Agreement and the Binding Term Sheet-Supply and the Binding Term Sheet-Equity Investment (HZLZ), the definitive Collaboration Agreement (if executed) and the definitive Supply Agreement (if executed) will terminate; alternatively, if the Equity Closing cannot be accomplished within such period then the parties will meet to re-negotiate the financial terms of the Binding Term Sheet-Supply, the Technology Development Agreement, the definitive Collaboration Agreement (if executed) and the definitive Supply Agreement (if executed).

1.	Equity Purchase Documents:	The documents pursuant to which JMIR will purchase Common Shares of Response, as further described in this Binding Term Sheet.
2.	Amount:

JMIR will invest CDN $1,089,000 in 900,000 Common Shares of Response which will be issued in this transaction at a price of CDN $1.21 per share, subject to approval by the Toronto Stock Exchange (“TSX”).

3.	Completion of Equity Investment	The equity investment by JMIR in Response will be executed after approval from the related competent Authority in China, unless if Response waives the request for approval at its discretion.
4.	Restrictions:	JMIR will agree to a voluntary 2 year hold for the purchased shares. Purchased shares will be subject to customary restrictions on registration and trading.

5.	Delivery and Execution of Equity Purchase Documents:

Response will deliver the Equity Purchase Documents within 5 business days after execution of this Binding Term Sheet by all parties and thereafter the parties will work diligently and in good faith to complete the equity purchase as soon as practicable.

JMIR will complete and execute the Equity Purchase Documents and obtain all approvals from and complete all filings and/or registrations with competent PRC government authorities as required for investment by JMIR in Response under PRC law, within 30 business days after execution of this Binding Term Sheet by all parties.

6.	Payments:	All payments for the equity investment amount will be in CDN.
7.	Assignment Rights	No party will have the right to assign any or all of its rights and obligations under this Binding Term Sheet without first obtaining the written consent of the other parties.
8.	Confidentiality:

The terms of the CDA will apply to the parties’ activities under this Binding Term Sheet. This Binding Term Sheet will be considered confidential information of each party and will be subject to the terms of the CDA. Except as set forth below, or as may be required by law (including applicable securities laws), no information regarding this Binding Term Sheet will be made public without the prior written consent of the other parties. “CDA” means the Mutual Confidentiality Agreement between HANGZHOU JOINSTAR BIOMEDICAL TECHNOLOGY CO., LTD (parent company of JMIR) and Response, dated March 27, 2014.

9.	Press Releases

Notwithstanding the foregoing, each party will have the right to issue press releases and other public disclosures regarding this Binding Term Sheet (and the related activities of the parties) if required by applicable securities law.

The issuing party will provide the other parties with a draft of any proposed press release related to this Binding Term Sheet before any public release. The issuing party will use reasonable efforts to provide 24 hours for review of the press release and will reasonably consider any comments received from the other parties, subject to the issuing party’s legal obligations for disclosure.

Any other press releases or public disclosures regarding this Binding Term Sheet (and the related activities of the parties), will only be made if agreed by both of the parties.

10.	Governing Law:

This Binding Term Sheet and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Purchaser hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this Binding Term Sheet.

11.	Survival	Sections 7, 8, 10, 11, 12 and 13 will survive expiration or termination of this Binding Term Sheet.
12.	Counterparts

This Binding Term Sheet may be executed in counterparts or duplicate originals, all of which are regarded as one and the same instrument. The parties consent to use of facsimile, electronic and/or digital signatures in the execution of this Binding Term Sheet, and the same are binding upon the parties as if they were original signatures. Facsimile, electronic and digital copies of this Binding Term Sheet, including properly executed PDF versions of this Binding Term Sheet, are regarded as original instruments by the parties.

13.	Languages

This Binding Term Sheet will be written in English and Chinese. English and Chinese versions shall have the same legal force Should there be any inconsistency or conflict between the Chinese and English language versions, the issue will be resolved pursuant to the governing law and courts stated in Section 10.

Agreed to this 15th day of October, 2014:

Response Biomedical Corp. By: /s/ William Adams Name: William Adams Title: Chief Financial Officer	HANGZHOU JOINSTAR MEDICAL INSTRUMENT & REAGENT CO., LTD. By: /s/ Xuyi Zhou Name: Xuyi Zhou Title: President